Exhibit 10.147
PERFORMANCE SHARE AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) is made effective as of (____) (the “Grant Date”), between ITC Holdings Corp., a Michigan corporation (hereinafter called the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary of the Company, hereinafter referred to as the “Employee”. Capitalized terms not otherwise defined herein shall have the same meanings as in the Second Amended and Restated 2006 Long Term Incentive Plan, as may be further amended from time to time (the “Plan”).
WHEREAS, the Committee desires to grant the Employee shares of Common Stock, pursuant to the terms and conditions of this Agreement (the “Award”) and the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement);
WHEREAS, this Agreement and the grants made pursuant to this Agreement are not otherwise subject to and shall not be governed by any Management Stockholder’s Agreement between Company and Employee; and
WHEREAS, the Committee has determined that it would be in the best interest of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Employee as an incentive for increased efforts during his or her employment, has approved the grant of the Award on the Grant Date and has advised the Company thereof and instructed the undersigned officer to grant said Award.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1. Grant of the Award. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee ________ shares (the “Target Number”) of Common Stock (hereinafter called the “Performance Shares”). The maximum number of Performance Shares that may be received by Employee pursuant to this Award shall be 200% of the Target Number, plus any Vested Equivalent Performance Shares (as defined in Section 4) received pursuant to Section 4. The Performance Shares shall Vest and become freely transferable and nonforfeitable in accordance with Section 2. The Award is designated as a Code Section 162(m) Award in accordance with Section 7.1 of the Plan. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan, whether explicitly or implicitly, permits such variations.
2. Vesting and Forfeiture.
(a) The Performance Shares shall become Vested as follows: (i) in accordance with the provisions of Exhibit A and so long as the Employee continues to be employed by the Company or its Subsidiaries through the “Vesting Date” (as defined in Exhibit A), to the extent one or more of the performance goals set forth in Exhibit A hereto are satisfied during the Performance Period (as defined in Exhibit A), (ii) in accordance with Section 2(c) if the Employee ceases to be employed by the Company and its Subsidiaries before the Vesting Date due to Employee’s death or Disability, or (iii) in accordance with Section 2(d) if the Employee ceases to be employed by the Company and its Subsidiaries before the Vesting Date due to Retirement or a Change in Control Termination (each as defined below).
(b) If Employee’s employment is terminated prior to the Vesting Date for any reason other than Employee’s death, Disability, Retirement or a Change in Control Termination, Employee’s right to shares of Common Stock subject to the Award automatically shall terminate and be forfeited by Employee. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death, Disability or Change in Control Termination of the Employee.
(c) If Employee’s employment is terminated prior to the Vesting Date due to Employee’s death or Disability, then the Target Number of Performance Shares, together with the number of Equivalent Performance Shares to be issued pursuant to Section 4 that are held in Employee’s notional account on the date of termination, shall Vest on the date of such termination. Such shares shall be issued pursuant to Section 3(b) not later than 15 business days after the later of (i) the Employee’s date of termination of employment and (ii) if termination is due to death, receipt by the Company of written notice of the administrator’s or executor’s status and evidence satisfactory to the Company to establish the validity of the transfer of the Vested shares and compliance with any laws or regulations pertaining to said transfer.
[FOR ALL GRANTEES OTHER THAN JOSEPH WELCH:]
(d) If Employee’s employment is terminated prior to the Vesting Date due to a Change in Control Termination or Retirement, then Employee shall be entitled to a pro rata portion (determined in increments of 33-1/3% of such shares as of each one year anniversary of the Grant Date that has occurred on or before the date of termination) of the Performance Shares that would otherwise have become Vested in accordance with Exhibit A if the Employee had not terminated employment prior to the Vesting Date, together with the corresponding number of Equivalent Performance Shares to be issued pursuant to Section 4. Such shares shall Vest on the Vesting Date and shall be issued pursuant to Section 3(b) following Vesting, in accordance with the procedures described in Exhibit A.
[FOR JOSEPH WELCH ONLY:]
(d) If Employee’s employment is terminated on or before the one year anniversary of the Grant Date due to a Change in Control Termination or Retirement, then Employee shall be entitled to a pro rata portion (calculated based on the number of days Employee was employed by the Company from and after the Grant Date through the date of termination relative to the full number of days from the Grant Date through the Vesting Date) of the Performance Shares that would otherwise have become Vested in accordance with Exhibit A if the Employee had not terminated employment prior to the Vesting Date, together with the corresponding number of Equivalent Performance Shares to be issued pursuant to Section 4. If Employee’s employment is terminated after the one year anniversary of the Grant Date due to a Retirement, then Employee shall be entitled to the Performance Shares that would otherwise have become Vested in accordance with Exhibit A if the Employee had not terminated employment prior to the Vesting Date, together with the corresponding number of Equivalent Performance Shares to be issued pursuant to Section 4. Such shares shall Vest on the Vesting Date and shall be issued pursuant to Section 3(b) following Vesting, in accordance with the procedures described in Exhibit A.
(e) A “Change in Control Termination” shall mean a termination of the Employee’s employment by the Company without “Cause” or, if the Employee is a party to a written employment agreement with the Company, by the Employee for “Good Reason” (as defined in such agreement as in effect from time to time), which termination occurs after:

(i)    the execution of an agreement to which the Company is a party pursuant to which a Change in Control has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory; or
(ii)    the occurrence of a Change in Control not pursuant to an agreement with the Company, but not more than two years thereafter.
(f) “Cause” shall mean (i) if Employee is a party to a written employment agreement with the Company or a Subsidiary, “Cause” as defined in such agreement, as in effect from time to time, and (ii) in all other cases, (A) Employee’s continued failure substantially to perform the Employee’s duties to the Company or its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Employee of such failure, (B) dishonesty in the performance of the Employee’s duties, (C) the Employee’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude, (D) the Employee’s willful malfeasance or willful misconduct in connection with the Employee’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates, or (E) the Employee’s breach of any non-compete or confidentiality obligations to the Company or its affiliates.
(g) “Retirement” shall mean termination of Employee’s employment by Employee or the Company for any reason other than death or Disability after Employee’s Normal Retirement Age (as defined in the International Transmission Company Retirement Plan).
3. Certificates.
(a) Certificates evidencing the Target Number of Performance Shares shall be issued by the Company and shall be registered in the Employee’s name on the stock transfer books of the Company promptly after the Grant Date, but shall remain in the physical custody of the Company or its designee at all times prior to Vesting pursuant to Section 2. The Employee hereby acknowledges and agrees that the Company shall retain custody of such certificate or certificates until the restrictions imposed by Section 2 on the Common Stock granted hereunder lapse. As a condition to the receipt of this Award, the Employee shall deliver to the Company a stock power, duly endorsed in blank, relating to the Performance Shares. Alternatively, instead of issuing a stock certificate, the shares may be issued in book entry form. No certificates shall be issued for fractional shares.
(b) As soon as practicable following Vesting pursuant to Section 2, certificates for the Performance Shares that have Vested shall be delivered to the Employee or to the Employee’s legal guardian or representative, along with the stock powers relating thereto. If the shares have been issued in book entry form, any restrictive notation made pursuant to Section 5 of this Agreement shall be removed.
4. Rights as a Shareholder. The Employee shall have no rights as a shareholder of the Company with respect to any of the Performance Shares until such shares are issued. Once issued, the Employee shall be the record owner of such issued Performance Shares unless or until such Performance Shares are forfeited pursuant to Section 2 or are otherwise sold, and as record owner shall be entitled to all rights of a common shareholder of the Company (including, without limitation, the right to vote and to receive dividends and other distributions on the Target Number of Performance Shares). Dividends and other distributions paid on the Target Number of Performance Shares prior to the Vesting Date (or any earlier termination date under Section 2(c)) shall be retained by the Company and converted into equivalent additional Performance Shares based on the Fair Market Value per share on the stated dividend payment date (“Equivalent Performance Shares”) so that, to the extent the underlying Performance Shares are later Vested or forfeited, the Equivalent Performance Shares shall be Vested or forfeited in the same proportion. Such Equivalent Performance Shares (including fractional Equivalent Performance Shares) shall be accumulated by the Company in a notional account for Employee, shall not accrue interest and, until they are issued by the Company and outstanding, shall not be entitled to vote or receive dividends or distributions. To the extent the proportion of the Target Number of Performance Shares deemed “earned” pursuant to Exhibit A (following determination by the Committee and any permitted downward adjustment) exceeds 100%, additional Equivalent Performance Shares shall be credited to Employee’s notional account so that the number of Equivalent Performance Shares held in Employee’s account is equal to the number that would have been held in Employee’s account if the number of “earned” Performance Shares pursuant to Exhibit A had been issued as of the Grant Date rather than the Target Number. The Vested Equivalent Performance Shares to Employee shall be issued at the time the underlying Vested Performance Shares are delivered pursuant to Section 3(b) (together with a check for the Fair Market Value (as of the Vesting Date) of any fractional share to which Employee would otherwise be entitled) and any remaining Equivalent Performance Shares in such notional account shall be forfeited at such time.
5. Legend on Certificates. The certificates representing the Vested Performance Shares delivered to the Employee shall bear the following legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the ITC Holdings Corp. Second Amended and Restated 2006 Long Term Incentive Plan (“Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated [date of grant agreement]. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of ITC Holdings Corp.
Such certificates shall also be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Common Stock is listed, any applicable Federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If issued in book entry form, a notation shall be made therewith to the same restrictive effect as set forth above. The Employee shall be entitled to removal of the legend in accordance with Section 10.3(c) of the Plan.
6. Transferability. The Award may not, at any time prior to becoming Vested pursuant to Section 2, be transferred, sold, assigned, pledged, hypothecated or otherwise alienated; provided, however, that in accordance with Section 10.3 of the Plan, the Performance Shares granted pursuant to the Award may be transferred, sold, assigned, pledged, hypothecated or otherwise alienated when Vested in accordance with Section 2.
7. Employee’s Employment. Nothing contained in this Agreement (i) obligates the Company or any Subsidiary to employ the Employee in any capacity whatsoever or (ii) prohibits or restricts the Company or any Subsidiary from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, with or without cause, and the Employee hereby acknowledges and agrees that neither the Company nor any other person or entity has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company or any Subsidiary thereof.
8. Change in Capitalization. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, prior to the time the restrictions imposed by Section 2 on the Performance Shares granted hereunder lapse, such adjustments and other substitutions shall be made to the Award as the Committee, in its sole discretion, deems equitable or appropriate. Any stock, securities or other property exchangeable for Performance Shares pursuant to such transaction shall be deposited with the Company and shall become subject to the restrictions and conditions of this Agreement to the same extent as if it had been the original property granted hereby, all pursuant to the Plan.
9. Withholding. The Company shall have the right to withhold from Employee’s compensation or to require Employee to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the Vesting of Performance Shares pursuant to Section 2. Subject to limitations in the Plan, Employee may, in order to fulfill the withholding obligation, tender previously-acquired shares of Common Stock (including Vested Performance Shares), provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Vested Common Stock or Performance Shares otherwise deliverable to the Employee and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes.
10. Limitation on Obligations. The Company’s obligation with respect to the Performance Shares granted hereunder is limited solely to the delivery to the Employee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delay in issuing the share certificates, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
11. Securities Laws. Upon the Vesting of any Performance Shares, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Award hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
12. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him or her at the address stated in the Company’s employee records. By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to the party. Any notice that is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 12. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
13. Governing Law. The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
14. Amendment. Subject to Sections 9.1 and 10.6 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto if such amendment would adversely affect the Employee. Any such amendment shall specifically state that it is amending this Agreement.
15. Recoupment Policy. This Agreement, the Award and any economic benefits recognized by Employee in connection with the Award (including, without limitation, the proceeds from the sale of shares subject to the Award) are subject to forfeiture and/or recoupment pursuant to the Company’s Recoupment Policy adopted November 26, 2013, as amended from to time.
16. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.
EMPLOYEE
(signature) ______________________
(Print name) _____________________

ITC HOLDINGS CORP.
By: ______________________________
Name: Christine Mason Soneral
Title: Senior Vice President and General Counsel

EXHIBIT A TO PERFORMANCE SHARE AWARD AGREEMENT

The performance period for the Award shall be January 1, 2015 through December 31, 2017 (the “Performance Period”). The performance measures shall be (1) cumulative Total Shareholder Return for the Company in comparison to the published Total Shareholder Return during the Performance Period for each of the companies that comprise the Dow Jones Utilities Index, excluding any company that is no longer traded on a “national securities exchange” (as defined in the Exchange Act) at the end of the Performance Period (the “DJUI Companies”) and (2) average compound annual growth rate of Diluted GPS Growth during the Performance Period. The performance measures are independent of each other; that is, if the threshold level of one performance measure is attained, Performance Shares relating to that measure will Vest (assuming employment continues through the Vesting Date or termination is due to death, disability, Change in Control Termination or Retirement) even if the threshold level of the other performance measure is not attained. One-half of the Target Number of shares shall be related to the Total Shareholder Return goal (the “TSR Target Shares”) and one-half of the Target Number of shares shall be related to the Diluted EPS Growth goal (the “EPS Target Shares”). The “Vesting Date” shall be the three year anniversary of the Grant Date (May 19, 2018).

Total Shareholder Return

The Total Shareholder Return of the Company and the DJUI Companies shall be computed as follows:

A: Calculate the average of the closing prices per share on the relevant securities exchange for its common stock (or equivalent security) from December 1, 2014 to December 31, 2014

B: Calculate the average of the closing prices per share on the relevant stock exchange for its common stock (or equivalent security) from December 1, 2017 to December 31, 2017

C: Calculate the total dividends paid per share of its common stock (or equivalent security) during the Performance Period

Total Shareholder Return = ((B - A) + C)/A

In no event shall the number of Performance Shares earned for the Total Shareholder Return measurement (excluding Equivalent Performance Shares) exceed the TSR Target Shares if Total Shareholder Return for the Performance Period is less than 0%.

Diluted EPS Growth

Diluted EPS Growth shall be equal to the average compound annual growth rate of “Diluted EPS” for the Company during the Performance Period calculated by comparing “Diluted EPS” for the Company for 2017 to “Diluted EPS” for the Company for 2014.

“Diluted EPS” shall be equal to earnings per share as reflected on the Company’s audited financial statements for the relevant year as adjusted for the following items (including the related tax effects):

•	Asset impairments;

•	Gains or losses associated with debt extinguishment;

•
Expenses related to merger and acquisition activity (for transactions for which a binding agreement has been executed) and corporate structuring (for transactions that have received board authorization to enact the corporate change);

•
Expenses recognized for actual or probable payment of development fees (as may be required pursuant to the Membership Interest Purchase Agreement at ITC Lake Erie Holdings LLC dated June 4, 2014 or future development initiatives);

•
Amounts recognized for actual or probable rate refunds as a result of Section 205 or 206 proceedings at FERC (including the prospective effects of any items requiring refunds when not included in establishing the targets);

•	Changes in tax laws;

•	Changes in accounting standards; and

•	Additionally, net income to be used will be before any Unusual or Infrequently Occurring Items as defined by ASC 225-20 and Discontinued Operations as defined by ASC 205-20.

Performance Goals Table

Measurement Category	Goal at Threshold	Shares at Threshold	Goal at Target	Shares at Target	Goal at Maximum	Shares at Maximum
Total Shareholder Return	30th percentile	50% of TSR Target Shares	50th percentile	100% of TSR Target Shares	90th percentile	200% of TSR Target Shares
Diluted EPS Growth	10% growth	50% of EPS Target Shares	11% growth	100% of EPS Target Shares	13% growth	200% of EPS Target Shares

The number of Performance Shares “earned” with respect to each measurement category (subject to Vesting as otherwise provided in this Agreement) shall be prorated between levels based on performance.

Promptly after the end of the Performance Period, the Committee shall cause to be made the necessary calculations to determine the extent to which the performance goals have been attained and certify in writing (which writing may include the minutes for any meeting of the Committee): (i) whether and the extent to which the Company has attained one or both of the performance goals, and (ii) if so, the percentage of the TSR Target Shares and EPS Target Shares eligible to become Vested on the Vesting Date. Calculations relating to the Diluted EPS Growth goal shall be based on the Company’s audited financial statements to the extent practicable. Except as provided in Section 2(c), the Performance Shares, along with the corresponding number of Equivalent Performance Shares to be issued pursuant to Section 4, shall Vest and become freely transferable and nonforfeitable on the Vesting Date to the extent determined in the Committee’s certification; provided that at or before the date of its written certification, the Committee may, in its discretion, reduce the number of Performance Shares that are otherwise to become Vested (which shall also reduce the corresponding number of Equivalent Performance Shares) based on such factors as may be determined appropriate by the Committee under prevailing circumstances, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors prevailing at the time, or the performance of the Company, a Subsidiary or the Employee relative to the performance of competitors or performance with respect to the Company’s strategic business goals.